Exhibit 99.1

News Release

General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact: Charles C. Ward (877) 847-0009

Constellation Energy Partners

Closes Sale of Alabama Assets

HOUSTON—(BUSINESS WIRE)—Mar. 1, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that the company closed the previously announced sale of its Robinson’s Bend Field assets, which are located in Tuscaloosa County, Alabama.

The sale resulted in net proceeds of approximately $55.3 million, $50.0 million of which was used to retire debt under the company’s credit facility. After the debt reduction, borrowings outstanding under the credit facility totaled $34.0 million. Adjusting for estimated transaction costs, the company maintained a cash balance of approximately $12.1 million as of Feb. 28, 2013, the date of the close. Upon closing of the sale, the borrowing base under the credit facility was immediately reduced to $37.5 million and the facility maturity date was extended to March 31, 2014. Since the third quarter of 2009, the company has reduced debt by 85%.

“This transaction marks a milestone for CEP and helps provide the financial flexibility necessary to support our efforts focused on growing our asset base by drilling for oil and pursuing consolidation opportunities in and around our Mid-Continent footprint,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “We believe these focused efforts, when combined with our reduced leverage, will have a positive impact on the way we achieve growth and, ultimately, value for our unitholders.”

Additional details concerning the sale of the company’s Robinson’s Bend assets can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.